SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to § 240.14a-12

PETCO ANIMAL SUPPLIES, INC.

(Name of Registrant as specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PETCO ANIMAL SUPPLIES, INC.

9125 REHCO ROAD

SAN DIEGO, CALIFORNIA 92121

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 3, 2004

To the Stockholders of PETCO Animal Supplies, Inc.:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of PETCO Animal Supplies, Inc., a Delaware corporation (the “Company”). The meeting will be held at the Marriott San Diego Del Mar, 11966 El Camino Real, San Diego, California 92130, on Thursday, June 3, 2004, at 10:00 a.m., local time, for the following purposes:

1.	To elect three directors to hold office until the 2007 Annual Meeting of Stockholders;

2.	To consider and vote on one shareholder proposal, if properly presented at the Annual Meeting, which proposal is opposed by the Board of Directors; and

3.	To conduct any other business properly brought before the meeting.

These	items of business are more fully described in the Proxy Statement accompanying this Notice.

The record date for the Annual Meeting is April 16, 2004. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.

By Order of the Board of Directors,

Darragh J. Davis

Corporate Secretary

San Diego, California

May 3, 2004

IMPORTANT

YOU ARE CORDIALLY INVITED TO ATTEND THE MEETING IN PERSON. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY, OR VOTE OVER THE TELEPHONE OR THE INTERNET AS INSTRUCTED IN THESE MATERIALS, AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE MEETING. A RETURN ENVELOPE (WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES) IS ENCLOSED FOR YOUR CONVENIENCE. EVEN IF YOU HAVE VOTED BY PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THAT RECORD HOLDER.

THANK YOU FOR ACTING PROMPTLY

PETCO ANIMAL SUPPLIES, INC.

9125 REHCO ROAD

SAN DIEGO, CALIFORNIA 92121

PROXY STATEMENT

FOR THE 2003 ANNUAL MEETING OF STOCKHOLDERS

JUNE 3, 2004

QUESTIONS AND ANSWERS ABOUT THIS PROXY MATERIAL AND VOTING

Why am I receiving these materials?

This proxy statement and the enclosed proxy card was sent to you because the board of directors of PETCO Animal Supplies, Inc. (sometimes referred to as the “Company” or “PETCO”) is soliciting your proxy to vote at the 2004 Annual Meeting of Stockholders of PETCO to be held at the Marriott San Diego Del Mar, 11966 El Camino Real, San Diego, California 92130, on Thursday, June 3, 2004, at 10:00 a.m., local time. You are invited to attend the annual meeting, and PETCO requests that you vote on the proposals described in this proxy statement. However, you do not need to attend the meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card, or follow the instructions below to submit your proxy over the telephone or on the Internet.

PETCO intends to mail this proxy statement and accompanying proxy card on or about May 3, 2004, to all stockholders of record entitled to vote at the annual meeting.

What am I voting on?

There are two matters scheduled for a vote:

•	the election of three directors to serve until the 2007 Annual Meeting of Stockholders and until their successors are duly elected and qualified; and

•	a shareholder proposal, if properly presented at the Annual Meeting.

PETCO’s board of directors is not aware of any other business that will be presented for consideration at the annual meeting.

Who is entitled to vote at the annual meeting?

Only stockholders of record at the close of business on April 16, 2004 will be entitled to vote at the annual meeting. On this record date, there were 57,485,300 shares of common stock outstanding and entitled to vote at the annual meeting.

Am I a stockholder of record?

If on April 16, 2004 your shares were registered directly in your name with PETCO’s transfer agent, American Stock Transfer and Trust Company, then you are a stockholder of record. As a stockholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, PETCO urges you to fill out and return the enclosed proxy card or vote by proxy over the telephone or on the Internet as instructed below to ensure your vote is counted.

What if my PETCO shares are not registered directly in my name but are held in “street name”?

If on April 16, 2004 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the annual meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

If I am a stockholder of record of PETCO shares, how do I cast my vote?

If you are a stockholder of record, you may vote in person at the annual meeting or you may vote by proxy using the enclosed proxy card, over the telephone or on the Internet, as follows:

•	To vote in person, come to the annual meeting and PETCO will give you a ballot when you arrive.

•	To vote using the proxy card, complete, sign and date the enclosed proxy card and return it promptly in the envelope provided. If you return your signed proxy card to PETCO before the annual meeting, the proxy holders will vote your shares as you direct.

•	To vote over the telephone, dial the toll-free phone number on your proxy card next to the heading “TELEPHONE” using a touch-tone phone and follow the recorded instructions. You will be asked to provide the company number, account number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Standard Time on June 2, 2004 to be counted.

•	To vote on the Internet, go to www.voteproxy.com to complete an electronic proxy card. You will be asked to provide the company number, account number and control number from the enclosed proxy card. Your vote must be received by 11:59 p.m. Eastern Standard Time on June 2, 2004 to be counted.

You may either vote “FOR” all the nominees to the board of directors, withhold authority to vote for all the nominees or withhold authority to vote for any nominee you specify. With respect to the shareholder proposal, you may vote “FOR” or “AGAINST” or abstain from voting.

Whether or not you plan to attend the meeting, PETCO urges you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy.

If I am a beneficial owner of PETCO shares, how do I vote?

If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a proxy card and voting instructions with these proxy materials from that organization or agent rather than from PETCO. Simply complete and mail the proxy card to ensure that your vote is counted. Alternatively, you may vote by telephone or over the Internet as instructed by your broker or bank. To vote in person at the annual meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with these proxy materials, or contact your broker or bank to request a proxy form.

PETCO provides Internet proxy voting to allow you to vote your shares on-line, with procedures designed to ensure the authenticity and correctness of your proxy instructions. However, please be aware that you must bear any costs associated with your Internet access, such as usage charges from Internet access providers and telephone companies.

How many votes are needed to approve each proposal?

•	For the election of directors, the three nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected. Broker non-votes will have no effect.

•	To be approved, the shareholder proposal must receive “FOR” votes from a majority of the shares present in person or by proxy and entitled to vote at the meeting. If you “Abstain” from voting, it will have the same effect as an “AGAINST” vote. Broker non-votes will have no effect.

How many votes do I have?

On each matter to be voted upon, you have one vote for each share of common stock of PETCO you own as of April 16, 2004.

How are votes counted?

Votes will be counted by the inspector of election appointed for the meeting, who will separately count “FOR” and “AGAINST” votes, abstentions and broker non-votes (“broker non-votes” occur when shares held by brokers or nominees for beneficial owners are voted on some matters but not on others). Abstentions will be counted towards the vote total for each proposal, and will have the same effect as “AGAINST” votes. Broker non-votes have no effect and will not be counted towards the vote total for any proposal.

What is the quorum requirement?

A quorum of stockholders is necessary to hold a valid meeting. The presence, in person or by proxy, of the holders of a majority of the shares of common stock entitled to vote at the annual meeting will constitute a quorum to conduct business at the annual meeting. Proxies received but marked as abstentions or broker non-votes will be included in the calculation of the number of shares considered to be present at the annual meeting. If there is no quorum, a majority of the votes present at the meeting may adjourn the meeting to another date.

What does it mean if I receive more than one proxy card?

If you receive more than one proxy card, your shares are registered in more than one name or are registered in different accounts. Please complete, sign and return each proxy card to ensure that all of your shares are voted.

What if I return a proxy card but do not make specific choices?

If you return a signed and dated proxy card without marking any voting selections, your shares will be voted “FOR” the election of all three nominees for director, and “AGAINST” the approval of the shareholder proposal. If any other matter is properly presented at the meeting, your proxy holder (one of the individuals named on your proxy card) will vote your shares using his best judgment.

Can I revoke my proxy or change my vote after submitting my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. You may revoke your proxy in any one of three ways:

•	you may submit another properly completed proxy card with a later date;

•	you may send a written notice that you are revoking your proxy to the Corporate Secretary of PETCO, addressed as follows: PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121, Attention: Darragh J. Davis, Corporate Secretary; or

•	you may attend the annual meeting and vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held in the name of a broker, bank or other nominee, you must follow instructions received from such broker, bank or nominee with this proxy statement in order to revoke your vote or to vote at the annual meeting.

How can I find out the results of the voting at the annual meeting?

Preliminary voting results will be announced at the annual meeting. Final voting results will be published in PETCO’s Quarterly Report on Form 10-Q for the quarter ending July 31, 2004.

How may a stockholder communicate with the Board?

Stockholders may communicate with the board of directors, any committee of the board, or any individual board member by sending a written communication to the full board, committee, or such individual board member addressed as follows:

Board of Directors, Committee, or Name of Individual Board Member

PETCO Animal Supplies, Inc.

Attn: Darragh J. Davis

Corporate Secretary

9125 Rehco Road

San Diego, CA 92121

Who is paying for this proxy solicitation?

PETCO will pay for the entire cost of soliciting proxies. In addition to these mailed proxy materials, PETCO’s directors and employees may also solicit proxies in person, by telephone or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. PETCO may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

When are stockholder proposals due for next year’s annual meeting?

Proposals of stockholders intended to be presented at the Company’s Annual Meeting of Stockholders to be held in 2005 must be received by the Company no later than January 3, 2005 in order to be included in the Company’s proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under the Company’s Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2005 Annual Meeting without including the proposal in the Company’s proxy statement and form of proxy relating to that meeting must notify the Company no earlier than February 3, 2005 and no later than March 5, 2005 unless the date of the 2005 annual meeting of stockholders is more than 30 days before or more than 70 days after the one-year anniversary of the 2004 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2005 Annual Meeting may exercise discretionary voting power regarding any such proposal. Proposals should be submitted to the Corporate Secretary of PETCO, addressed as follows: PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121, Attention: Darragh J. Davis, Corporate Secretary.

What is the Company’s policy with respect to the attendance of board members at annual meetings?

The Company encourages board member attendance at Annual Meetings but does not require each member to attend. Eight directors were in attendance at the 2003 Annual Meeting of Stockholders held on June 4, 2003.

PROPOSAL 1

ELECTION OF DIRECTORS

The board of directors currently consists of nine members. The Company’s certificate of incorporation provides for the classification of the board of directors into three classes, as nearly equal in number as possible, with staggered terms of office, and provides that upon the expiration of the term of office for a class of directors, nominees for such class shall be elected for a term of three years or until their successors are duly elected and qualified. At this meeting, three nominees for director are to be elected as Class II directors. The nominees are James M. Myers, Jonathan Coslet and Charles W. Duddles. The three Class III and three Class I directors have one year and two years, respectively, remaining on their terms of office. If no contrary indication is made, proxies are to be voted for each of Messrs. Myers, Coslet and Duddles or, in the event any one of them is not a candidate or is unable to serve as a director at the time of the election (which is not currently expected), for any nominee who shall be designated by the board of directors to fill such vacancy. Each of Messrs. Myers, Coslet and Duddles is a member of the present board of directors.

Information Regarding Directors

Set forth below is certain information concerning the nominees to the board of directors, as well as those directors whose terms of office are continuing after the meeting.

NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS

Term Expiring at the

2004 Annual Meeting of Stockholders

Name	Age	Position Held With the Company
James M. Myers	46	Chief Executive Officer
Jonathan Coslet	39	Director
Charles W. Duddles	64	Director

James M. Myers, Chief Executive Officer and a director, joined PETCO in May 1990. Mr. Myers was named Chief Executive Officer in March 2004. From 1998 to 2004, Mr. Myers served as Executive Vice President and Chief Financial Officer of PETCO. From 1996 to 1998, Mr. Myers served as Senior Vice President, Finance and before that as Vice President, Finance and as Vice President and Controller of PETCO. From 1980 to 1990, Mr. Myers held various positions at the accounting firm of KPMG LLP, including Senior Audit Manager. Mr. Myers has served as a director since October 2000. Mr. Myers earned a CPA and received an accounting degree from John Carroll University.

Jonathan Coslet has served as a director since October 2000. Mr. Coslet has been a partner of Texas Pacific Group since 1993. Prior to joining Texas Pacific Group, Mr. Coslet was in the Investment Banking Department of DLJ, specializing in leveraged acquisitions and high-yield finance from September 1991 to February 1993. Mr. Coslet serves on the Boards of Directors of Magellan Health Services, Inc. and Oxford Health Plans, Inc.

Charles W. Duddles has served as a director since March 2002. Mr. Duddles served most recently as Executive Vice President, Chief Financial Officer and Chief Administrative Officer of Jack in the Box Inc., the operator and franchiser of the Jack in the Box restaurant chain, where he spent more than 21 years until his retirement in August 2001. Mr. Duddles was formerly a CPA and received an accounting degree from Ferris State University.

MEMBERS OF THE BOARD OF DIRECTORS CONTINUING IN OFFICE

Term Expiring at the

2005 Annual Meeting of Stockholders

Name	Age	Position Held With the Company
David B. Appel	44	Director
Julian C. Day	51	Director
Sandra N. Bane	51	Director

David B. Appel has served as a director since April 2004. Mr. Appel currently serves as Chairman of Orange Glo International, a privately-held marketer of cleaning and home care products. Mr. Appel joined Orange Glo in 1999 as Chief Operating Officer, and was named Chairman in 2001. Prior to Orange Glo International, Mr. Appel was a partner with Accenture (formerly Andersen Consulting), serving retail and consumer goods companies for 17 years in San Francisco, Paris and Tokyo. Mr. Appel earned both his B.A. and M.B.A. from the University of Chicago.

Julian C. Day has served as a director since November 2000. In March 2002, Mr. Day became the President and Chief Operating Officer of Kmart Corporation, and in January 2003, became Chief Executive Officer and a Director of Kmart. From 1999 to 2000, Mr. Day was with Sears Roebuck, most recently as Executive Vice President and Chief Operating Officer. From 1992 to 1998, Mr. Day was with Safeway, Inc., where he became Executive Vice President and Chief Financial Officer. Mr. Day is a 1974 graduate of Oxford University. He received his M.B.A. in 1979 from the London Business School.

Sandra N. Bane has served as a director since April 2004. Ms. Bane is a retired audit partner from KPMG LLP, having served 24 years with the firm. While at KPMG LLP, Ms. Bane headed the Western Region’s Merchandising practice, helped establish the Employee Benefits audit specialist program and was partner-in-charge of the Western Region’s Human Resource department for two years. She is a member of the American Institute of Certified Public Accountants and the California Society of CPAs. Ms. Bane serves on the Board of Directors of Big 5 Sporting Goods, Inc. and Trans America Premier Funds. Ms. Bane graduated from California State University Long Beach in 1975 with a degree in accounting.

For a Three-Year Term Expiring at the

2006 Annual Meeting of Stockholders

Name	Age	Position Held With the Company
Brian K. Devine	62	Chairman of the Board
John G. Danhakl	48	Director
Arthur B. Laffer	63	Director

Brian K. Devine, Chairman, joined PETCO in August 1990. He served as President and Chief Executive Officer until March 2004 and has served as Chairman since January 1994. Prior to joining the company, Mr. Devine was President of Krause’s Sofa Factory, a furniture retailer and manufacturer, from 1988 to 1989. From 1970 to 1988, Mr. Devine was employed by Toys “R” Us, a retailer of children’s toys, in various positions, including Senior Vice President, Director of Stores; and Senior Vice President, Growth, Development and Operations. From 1963 until 1970, Mr. Devine was Statistical Advisor for Planning for the U.S. Department of Health, Education and Welfare. Mr. Devine graduated from Georgetown University in 1963 with a B.A. degree in economics and currently serves as a board member of Wild Oats Markets, Inc., a publicly held retailer and distributor of natural foods, the Retail Industry Leaders Association, the National Retail Federation, Students in Free Enterprise, Georgetown University Board of Regents, Georgetown University College Board of Advisors, San Diego International Sports Council and the San Diego Padres.

John G. Danhakl has served as a director since October 2000. Mr. Danhakl has served as a partner at Leonard Green & Partners, L.P. since 1995. Prior to becoming a partner at Leonard Green & Partners, Mr. Danhakl was a Managing Director at Donaldson, Lufkin & Jenrette Securities Corporation, or DLJ, and had been with DLJ since 1990. Prior to joining DLJ, Mr. Danhakl was a Vice President at Drexel Burnham Lambert from 1985 to 1990. Mr. Danhakl presently serves on the Boards of Directors of The Arden Group, Inc., Big 5 Sporting Goods, Inc., Communications & Power Industries, Inc., Twin Laboratories, Inc., Diamond Auto Glass Works, Liberty Group Publishing, Leslie’s Poolmart, Inc., VCA Antech, Inc. and MEMC Electronic Materials, Inc., and on the Board of Managers of AsianMedia Group LLC. Mr. Danhakl is a 1980 graduate of the University of California at Berkeley. He received his M.B.A. in 1985 from the Harvard Business School.

Arthur B. Laffer has served as a director since June 2002. Dr. Laffer has been Chairman of Laffer Associates, an economic research and financial consulting firm, since 1979; Chief Executive Officer of Laffer Advisors Inc., a broker-dealer, since 1981; and Chief Executive Officer of Laffer Investments, an investment management firm, since 1999. Dr. Laffer presently serves on the Boards of Directors of Mastec Inc., Nicholas Applegate Growth Fund, Oxigene, Inc., Provide Commerce, MPS Group, Inc. and Veolia Environment. Dr. Laffer is a 1963 graduate of Yale University. He received his MBA in 1965 and his Ph.D. in economics in 1971, each from Stanford University.

All of the Company’s directors, other than Ms. Bane and Messrs. Appel, Duddles and Laffer, were initially nominated pursuant to the terms of a stockholders agreement. These nomination rights expired upon the closing of the Company’s initial public offering. Green Equity Investors III, L.P. and TPG Partners III, L.P. and its affiliates are parties to an agreement, pursuant to which they have agreed to vote their shares of PETCO common stock for one nominee of Green Equity Investors III, L.P. and one nominee of TPG Partners III, L.P. and its affiliates.

Corporate Governance

The Board believes the Company has observed sound corporate governance practices in the past. However, recently, and particularly following enactment of the Sarbanes-Oxley Act of 2002 and the adoption of new rules and regulations by the National Association of Securities Dealers, Inc. and the Securities and Exchange Commission, the Company, like many public companies, has addressed the changing governance environment by reviewing its policies and procedures and, where appropriate, adopting new practices. In connection with these corporate governance initiatives, the Board has formalized the Company’s principles of corporate governance by taking the following actions:

•	added Ms. Bane and Mr. Appel to the Board, each of whom is independent under the rules and regulations of the National Association of Securities Dealers and the Securities and Exchange Commission;

•	adopted a revised written charter for the Audit Committee;

•	reconstituted the Nominating Committee and adopted a new written charter for the Nominating Committee;

•	adopted a Code of Ethics applicable to all of the Company’s employees, including the Company’s Chief Executive Officer, Chief Financial Officer and other senior financial officers; and

•	enhanced the Company’s internal audit function.

Copies of the Company’s Code of Ethics is available on the Company’s website, and can be found under the Investor Relations and Governance links. The Company’s website is www.petco.com. A copy is also available in print, free of charge, by writing to Investor Relations, PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121. The Company may post amendments to or waivers of the provisions of the Code of Ethics, if any, on its website. Please note, however, that the information contained on the website is not incorporated by reference in, or considered part of, this Proxy Statement.

Director Independence

The Board has determined that all of the directors other than Messrs. Devine, Danhakl and Myers, including all of the directors currently serving on the Audit, Compensation and Nominating Committees, are “independent” for purposes of the listing standards of the National Association of Securities Dealers, Inc., and that the members of the Audit Committee are also “independent” for purposes of Section 10A(m)(3) of the Securities Exchange Act of 1934. The Board based these determinations primarily on a review of the responses of the directors and executive officers to questions regarding employee and compensation history, affiliations and family and other relationships and on discussions with the directors.

Board Committees and Meetings

During the fiscal year ended January 31, 2004, the board of directors held four meetings. No director attended fewer than 75% of the aggregate number of meetings of the board and the committees of the board on which he served. The board of directors has an audit committee, a compensation committee and a nominating committee.

Audit Committee. The audit committee currently consists of Ms. Bane, and Messrs. Duddles and Laffer. Mr. Day served as a member of the Audit Committee during all of fiscal 2003 and until his resignation in April 2004, when Ms. Bane was added as a member of the Audit Committee. During fiscal 2003, the audit committee held five meetings. The Audit Committee is governed by a written charter approved by the Board of Directors, a copy of which is included as Appendix A to this Proxy Statement. The audit committee is responsible for engaging the independent auditors to audit the Company’s financial statements, and for reviewing the scope of the audit effort. The audit committee oversees the Company’s internal audit function, and reports its recommendations as to the approval of the Company’s financial statements to the board of directors. In addition, the audit committee members’ meet periodically with management, the independent public accountants and internal auditors to review matters relating to the Company’s financial statements, accounting principles and systems of internal accounting controls.

The Board has determined that each of Ms. Bane and Mr. Duddles qualify as an “audit committee financial expert,” as defined by the rules and regulations of the Securities and Exchange Commission.

Compensation Committee. The compensation committee currently consists of Messrs. Appel, Day and Duddles. Messrs. Danhakl and Price served as members of the Compensation Committee during all of fiscal 2003 until their resignation in April 2004, when Mr. Appel was added as a member of the Compensation Committee. The Compensation Committee is governed by a written charter approved by the Board of Directors. The compensation committee is responsible for considering and making recommendations to the board of directors regarding executive compensation. and for administering the Company’s 2002 Incentive Award Plan and the PETCO Animal Supplies, Inc. Executive Incentive Bonus Plan. The compensation committee held one meeting during fiscal 2003.

Nominating Committee. For most of fiscal 2003, the Nominating Committee consisted of Messrs. Day and Duddles. In April 2004, the Nominating Committee was reconstituted and now consists of Messrs. Day, Duddles and Laffer. The Nominating Committee’s mandate is to identify qualified individuals for nomination to the board of directors, including the selection of nominees for election as directors at annual and special meetings of stockholders and the selection of candidates to fill vacancies on the board of directors. The Nominating Committee is governed by a written charter approved by the Board of Directors, a copy of which is included as Appendix B to this Proxy Statement.

The Board of Directors has adopted a process for identifying and evaluating director nominees, including stockholder nominees. The nominating committee considers all qualified candidates identified by members of the committee, by other members of the board of directors, by senior management and by stockholders. Stockholders who would like to propose a director candidate for consideration by the committee may do so by submitting the candidate’s name, resume and biographical information to the attention of Darragh J. Davis, Corporate Secretary, PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, CA 92121. Any stockholder who desires to recommend a candidate for nomination to the Board who would be considered for election at the Company’s 2005 annual meeting is strongly encouraged to do so no later than the date stockholder proposals meeting the requirements of SEC Rule 14a-8 are due. See “General—Stockholder Proposals for 2005 Proxy Statement.” All proposals for nomination received by the Corporate Secretary will be presented to the committee for its consideration.

The committee reviews each candidate’s biographical information and assesses each candidate’s independence, skills and expertise based on a variety of factors, including the following criteria, which have been developed by the committee and approved by the board:

•	whether the candidate has exhibited behavior that indicates he or she is committed to the highest personal and professional ethical standards;

•	whether the candidate has had broad experience in corporate management, such as serving as an officer or former officer of a publicly held company that indicates that the candidate will be able to make a significant and immediate contribution to the board’s discussion and decision-making in the array of complex issues facing a publicly traded company in today’s business environment;

•	whether the candidate has skills, expertise and background that add to and complement the range of skills, expertise and background of the existing directors;

•	whether the candidate has experience as a board member of another publicly held company;

•	whether the candidate has academic expertise in an area of the Company’s operations; and

•	whether the candidate has practical and mature business judgment, including the ability to make independent analytical inquiries.

Application of these factors involves the exercise of judgment and cannot be measured in any purely quantitative way.

Based on its assessment of each candidate’s independence, skills and qualifications and the criteria described above, the committee will make recommendations regarding the potential director candidates to the board.

The committee follows the same process and uses the same criteria for evaluating candidates proposed by stockholders, members of the board of directors and/or members of senior management.

Executive Sessions. Starting in fiscal 2004, the independent members of the board will hold executive sessions at least two times per year. The members present at each such executive session appoint the chair for that executive session.

Stockholder Communications with Directors

The Board has adopted a policy and procedures for receiving communications from stockholders of the Company. Any stockholder may send written correspondence to the Board, a committee of the Board or any individual director in his or her capacity as such. The correspondence should be sent to the attention of the Corporate Secretary and include the following information: the name, mailing address and telephone number of the stockholder sending the communication, the number of Company securities owned by the stockholder and, if the stockholder is not the record owner of the Company stock, the name of the record owner. The Corporate Secretary will forward correspondence to the board, committee or individual director(s), as appropriate.

AUDIT COMMITTEE REPORT

The audit committee oversees the Company’s financial reporting process on behalf of the board of directors. The purpose of the audit committee, as more fully described in its charter, is the general oversight of the Company’s financial reporting, internal control, and internal and external audit functions. Management is responsible for the preparation, presentation and integrity of the Company’s financial statements, accounting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. KPMG LLP, the company’s independent auditing firm, is responsible for performing an independent audit of the consolidated financial statements in accordance with generally accepted auditing standards.

Among other matters, the audit committee monitors the activities and performance of the Company’s independent auditor, including the audit scope, external audit fees, auditor independence matters and the extent to which the independent auditor may be retained to perform non-audit services. The audit committee has ultimate authority and responsibility to select, evaluate and, when appropriate, replace the company’s independent auditors. The audit committee also reviews the results of the audit work with regard to the adequacy and appropriateness of the company’s financial, accounting and internal controls.

In fulfilling its oversight responsibilities, the audit committee has reviewed and discussed with management the audited consolidated financial statements contained in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004 including a discussion of the quality, not just acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

The audit committee reviewed and discussed with the independent auditor, who is responsible for expressing an opinion on the conformity of those audited financial statements with generally accepted accounting principles, its judgments as to the quality, not just acceptability, of the accounting principles, reasonableness of significant judgments and clarity of disclosures in the financial statements. In addition, the independent auditor’s presentations included the matters required to be discussed with the audit committee by Statement on Auditing Standards No. 61 (Communication with Audit Committees), as currently in effect. These matters included, but were not limited to discussions of all critical accounting policies and practices used and all material written communications between the auditor and management.

The Company’s independent auditor also provided the audit committee with the written disclosures required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the audit committee discussed with the independent auditor that firm’s independence from the Company. The Audit Committee has also considered whether the independent auditor’s provision of non-audit services to the Company is compatible with maintaining the auditor’s independence.

Based on the audit committee’s reviews and discussions with management and the independent auditor, the audit committee recommended that the board of directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended January 31, 2004 for filing with the Securities and Exchange Commission. Ms. Bane was appointed to the audit committee in April 2004.

AUDIT COMMITTEE Sandra N. Bane Charles W. Duddles Arthur B. Laffer

Compensation of Directors

Outside directors receive $7,500 for each board meeting, $2,500 for each separately scheduled committee meeting and $1,500 for each telephonic meeting which they attend. The Chairman of the Audit Committee receives an annual retainer of $6,000. Outside directors also receive an initial grant of options to purchase 15,000 shares of common stock and an annual grant of options to purchase 3,000 shares of common stock under the Company’s 2002 incentive award plan. Directors may also be reimbursed for the actual reasonable costs incurred in connection with attendance at board or committee meetings.

Director Attendance at Annual Meetings

Although our company does not have a formal policy regarding attendance by members of our Board of Directors at our Annual Meeting, we encourage all of our directors to attend. Eight of our directors attended the 2003 Annual Meeting of Stockholders.

Recommendation of the Board of Directors

The board of directors unanimously recommends a vote “FOR” each of the nominees listed above. A plurality of the votes cast by the holders of shares of common stock present in person or by proxy and entitled to vote at the meeting is necessary to elect the nominees to the board of directors. Unless otherwise instructed, proxies will be voted “FOR” each of the nominees listed above.

PROPOSAL 2

SHAREHOLDER PROPOSAL RELATING TO THE REVIEW OF ANIMAL SALES

People for the Ethical Treatment of Animals (PETA), 501 Front St., Norfolk, VA 23150, have advised the Company that they intend to present a shareholder proposal at the Annual Meeting. As of the date this proposal was received, PETA owned 167 Shares of PETCO Common Stock.

The Board recommends a vote AGAINST this proposal

PETCO’s core business strategy of offering an array of premium pet food, companion animals, supplies and services that support the health and well-being of companion animals is highly successful.

Management consistently examines the advisability of offering any particular companion animal, service or complementary product to determine whether a particular offering or combination of offerings will maintain or enhance PETCO’s business and the interests of our shareholders. PETCO’s policy of including a mix of companion animals and related products and services has resulted in at least a 4.6% increase in comparable store sales for over 44 consecutive quarters. PETCO knows of no other national U.S. retailer that has achieved this on going sales success over the same time period.

PETCO maintains a positive image in the media.

PETCO maintains a process for tracking media coverage and its potential impact. In 2003, this tracking process revealed that 93% of all media coverage of PETCO was either positive (78%) or neutral (15%).

PETCO’s animal welfare commitment and progress demonstrates leadership within our industry.

PETCO continues to build upon our track record of leadership in animal welfare. For example, PETCO’s management includes a doctor of veterinary medicine as Director of Veterinary Services who is among those charged with overseeing the Company’s animal care practices. Each store has an assigned veterinarian who provides care for any animal requiring medical attention. It is PETCO’s policy that store management conduct hourly reviews of companion animal habitats to insure that established protocols for the care of each animal are observed. In addition, each store maintains a supply of animal care briefing sheets to educate customers considering a pet, and the appropriate care sheets are also provided to customers to accompany each animal to its new home. Most recently, PETCO organized an executive council of preeminent, independent animal welfare experts from academia and a leading national humane society to afford even greater access to the latest thinking regarding animal care policies, practices and protocols.

PETCO recognizes that there are opportunities for continuous improvement in animal care practices. PETCO takes seriously any allegations that PETCO is not properly caring for its companion animals, whether premised upon a regulation or espoused by a private investment group such as the Calvert Group. It is PETCO’s policy to conduct a thorough investigation of any available facts surrounding any such allegation and implement advisable measures at the earliest opportunity. No legal proceeding currently hinders the Company’s sale of companion animals in any respect.

Accordingly, the Board of Directors recommends a vote against this proposal.

SHAREHOLDER PROPOSAL

WHEREAS, PETCO does not disclose to shareholders operational costs and liabilities associated with animal husbandry and sales; and

WHEREAS, animal sales account for less than 5% of PETCO’s business; and

WHEREAS, adoptions generate store traffic, and adopters become loyal customers; and

WHEREAS, lawsuits and negative media coverage exposing cruelty to animals adversely affect PETCO; and

WHEREAS, PETCO’s sales policies are detrimental to animal welfare,

NOW, THEREFORE, BE IT RESOLVED that shareholders request that the Board of Directors issue a report, prepared at reasonable cost and omitting proprietary information, reviewing all operational costs and liabilities associated with PETCO’s sale of animals to determine the viability of a policy ending the sale of animals, allowing PETCO to concentrate on its business of providing animal supplies and services and expanding adoptions

Supporting Statement

PETCO discloses no sales statistics, operational costs, or liabilities related to its sales of animals but instead obscures these figures in an aggregate category called “Pet Supplies and Small Animals,” which constitutes 65% of its 2002 net sales. However, CEO Brian Devine conceded in a CNBC interview on December 20, 2002, “Live animal sales actually are less than 5% of our business,” when asked if increased negative publicity charging animals abuse and elevated insurance and legal costs related to it present a significant risk to revenue.

PETCO is risking its valuable image to maintain less than 5% of its business. Devine argues, “[Y]ou sell five times as much of the hard goods [with the live animals] as you do without the livestock.” However, adoptions bring public relations benefits and provide the same animal presence that attracts customers who will buy a lifetime of supplies and services, without incurring the serious operational costs and problems associated with live animal sales.

Examples of bad publicity:

“PETCO has been embroiled in at least four recent court-related matters in western states charging animals cruelty or neglect.”—Forbes Magazine, April 14, 2003

The city of San Francisco is seeking an injunction barring PETCO from selling animals there.

PETCO policy states: “Because of the overpopulation of cats and dogs and the controversial practices of some breeders, we have elected to limit our selection of animals to birds, fish, reptiles and other small animals.” However, the same issues apply to these animals. Millions of animals are destroyed every year in shelters because of overpopulation and neglect, while PETCO continues to support breeders and is even showcasing animals for sale with its newly introduced store design, thus encouraging impulse buying. In 1994, PETCO Vice President Craig Walker promised to stop selling rabbits, saying, “We have found it next to impossible to convince inexperienced prospective owners that rabbits need special care, attention, and devotion just like dogs and cats.” PETCO has broken that promise.

PETCO opposed California bill AB 202 to ban the sale of unweaned birds, a practice that jeopardizes the health of baby birds.

PETCO’s sales policies and animal-care record have resulted in its failing the Calvert Group’s animal-welfare criteria.

RECOMMENDATION OF THE BOARD

For the reasons stated in the Board’s position above, the Board of Directors recommends a vote AGAINST this shareholder proposal.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding beneficial ownership of the shares of the Company’s common stock as of April 23, 2004 by (1) each of the Company’s named executive officers (as defined under “Executive Compensation and Other Information—Executive Compensation”); (2) each of the Company’s directors; (3) the Company’s executive officers and directors as a group; and (4) each person known by the Company to beneficially own five percent or more of the Company’s outstanding common stock.

Beneficial ownership of shares is determined under the rules of the Securities and Exchange Commission and generally includes any shares over which a person exercises sole or shared voting or investment power. Except as indicated by footnote, and subject to applicable community property laws, each person identified in the table possesses sole voting and investment power with respect to all shares of common stock held by them. Shares of common stock subject to options currently exercisable or exercisable within 60 days of April 23, 2004 are deemed outstanding for calculating the percentage of outstanding shares of the person holding these options, but are not deemed outstanding for calculating the percentage of any other person. Unless otherwise indicated, the address for each of the stockholders listed below is c/o PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121.

	Beneficial Ownership
Name	Number of Shares		Percent of Total
Named Executive Officers
Brian K. Devine	2,705,634	(1)	4.7%
Bruce C. Hall	600,000		1.0
James M. Myers	600,000	(2)	1.0
Robert E. Brann	285,000	(3)	*
Keith G. Martin	300,000	(4)	*

Non-Employee Directors
David B. Appel	15,000	(5)	*
Sandra N. Bane	15,000	(5)	*
Jonathan Coslet	—	(6)	*
John G. Danhakl	—	(7)	*
Julian C. Day	42,412	(8)	*
Charles W. Duddles	23,000	(9)	*
Arthur B. Laffer	18,000	(5)	*

All executive officers and directors as a group (15 persons)	4,574,046	(10)	8.0

Other Five Percent Beneficial Owners
Green Equity Investors III, L.P.(11)(12)	5,855,954		10.2
Texas Pacific Group(11)(13)	5,805,955		10.1
FMR Corp.(14)	3,817,300		6.6

*	Less than one percent.
(1)	Includes 1,700,000 shares held by Devine Investments, LLC and 70 shares held in an IRA, for which Mr. Devine has sole voting and disposition authority. Also includes 40,000 shares held equally by Mr. Devine’s children, Brooke K. Devine and Brian K. Devine, Jr., for which Mr. Devine disclaims beneficial ownership.
(2)	Shares are held by the Myers Family Trust U/A/D 6/21/02, for which Mr. Myers and his wife share voting and disposition authority.
(3)	Includes 90,953 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of April 23, 2004.

(4)	Includes 266,700 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of April 23, 2004.
(5)	Represents shares of common stock subject to options which are currently exercisable or exercisable within 60 days of April 23, 2004.
(6)	Mr. Coslet is a partner of Texas Pacific Group, and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by each of TPG Partners III, L.P., TPG Parallel III, L.P., TPG Dutch Parallel III, C.V., TPG Investors III, L.P., FOF Partners III, L.P. and FOF Partners III-B, L.P. Mr. Coslet disclaims beneficial ownership of such shares of common stock.
(7)	Mr. Danhakl is a partner of Leonard Green & Partners, L.P., which is an affiliate of Green Equity Investors III, L.P, and therefore may be deemed to have beneficial ownership of the shares of common stock beneficially owned by Green Equity Investors III, L.P. Mr. Danhakl disclaims beneficial ownership of such shares of common stock.
(8)	Includes 16,412 shares of common stock held by the Day Annuity Trust, for which Mr. Day has sole voting and disposition authority. Mr. Day disclaims beneficial ownership of such shares of common stock. Also includes 21,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of April 23, 2004.
(9)	Includes 21,000 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of April 23, 2004.
(10)	Includes 417,653 shares of common stock subject to options which are currently exercisable or exercisable within 60 days of April 23, 2004.
(11)	TPG Partners III, L.P, TPG Parallel III, L.P, TPG Dutch Parallel III, C.V., TPG Investors III, L.P, FOF Partners III, L.P. and FOF Partners III-B, L.P. are referred to collectively as Texas Pacific Group. Green Equity Investors III, L.P. and Texas Pacific Group are parties to an agreement, pursuant to which, among other things, they have agreed to vote their shares of PETCO common stock for one nominee of each of Green Equity Investors III, L.P. and Texas Pacific Group to serve on the Company’s board of directors.
(12)	The address of Green Equity Investors III, L.P. is 11111 Santa Monica Boulevard, Suite 2000, Los Angeles, California 90025.
(13)	The address of Texas Pacific Group is 301 Commerce Street, Suite 3330, Fort Worth, Texas 76102.
(14)	Represents 3,817,300 shares of common stock beneficially owned by Fidelity Management & Research Company. FMR Corp. Edward C. Johnson III, Chairman of FMR Corp., and Abigail P. Johnson, a Director of FMR Corp., may be deemed to beneficially own these shares. This information is based solely upon information contained in a Schedule 13G filed with the Securities and Exchange Commission on February 17, 2004. The business address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Executive Officers

Name	Age	Present Position
Brian K. Devine	62	Chairman of the Board
James M. Myers	46	Chief Executive Officer and Director
Bruce C. Hall	59	President and Chief Operating Officer
Robert E. Brann	52	Senior Vice President, Merchandising
Rodney Carter	46	Senior Vice President and Chief Financial Officer
Frederick W. Major	42	Senior Vice President, Information Systems
Keith G. Martin	51	Senior Vice President, Operations
Janet D. Mitchell	48	Senior Vice President, Human Resources and Administration
Razia Richter	40	Senior Vice President, Supply Chain
William M. Woodard	55	Senior Vice President, Business Development

For information on Messrs. Devine and Myers, see “Proposal 1—Election of Directors—Information Regarding Directors.”

Bruce C. Hall, President and Chief Operating Officer, joined PETCO in April 1997. Mr. Hall was named President in March 2004 and has been serving as Chief Operating Officer since March 2001. Mr. Hall spent 34 years from 1963 to 1997 with Toys “R” Us, a retailer of children’s toys, where he progressively advanced from field operations through a number of positions, including Senior Vice President of Operations.

Robert E. Brann, Senior Vice President, Merchandising, joined PETCO in September 2000. From 1998 to 2000, Mr. Brann was with The Pep Boys, most recently as Senior Vice President, Merchandising. From 1989 to 1998, Mr. Brann was with Trak Auto, where he became Executive Vice President, Merchandising. From 1971 to 1989, Mr. Brann held various management positions in merchandising and operations with a number of retailers. Mr. Brann has over 30 years of retail experience.

Rodney Carter, Senior Vice President and Chief Financial Officer, joined PETCO in March 2004. From 2000 to 2003, Mr. Carter was Executive Vice President and Chief Financial Officer of CEC Entertainment, Inc. He spent 12 years with J. C. Penney Company, Inc. from 1988 to 2000, where he progressively advanced through a number of positions including CFO of JCPenney Credit and CFO of JCPenney Direct Marketing Services, Inc. Prior to JCPenney, Mr. Carter was in corporate banking for five years. Mr. Carter has a bachelor’s degree from Texas Tech University, an M.B.A. from Southern Methodist University, and a Masters in International Management from Thunderbird, The Garvin School of International Management.

Frederick W. Major, Senior Vice President, Information Systems, joined PETCO in April 1988 and became Senior Vice President, Information Systems in March 2002. Mr. Major initially served as Management Information Systems Manager and then as Director of Information Systems and most recently as Vice President of Information Systems. From 1983 to 1988, Mr. Major was a Systems Analyst at General Dynamics Corporation. Mr. Major graduated from National University with a degree in computer science.

Keith G. Martin, Senior Vice President, Operations, joined PETCO in July 2001. From 1999 to 2001, Mr. Martin was President of Country Stores for Gateway, Inc. From 1994 to 1999, Mr. Martin was with Office Depot, Inc., where he held various management positions and was ultimately named Senior Vice President, Stores. From 1974 to 1994, Mr. Martin held various management positions with a number of retailers. Mr. Martin has over 25 years of retail experience. Mr. Martin received a bachelor’s degree from State University of New York.

Janet D. Mitchell, Senior Vice President, Human Resources and Administration, joined PETCO in February 1989. From 1989 to 1998, Ms. Mitchell served as Vice President, Human Resources. From 1981 to 1989, Ms. Mitchell held various management positions in human resources with the Southland Corporation’s 7-Eleven stores. From 1978 to 1981, Ms. Mitchell held various positions with the El Torito Restaurant chain.

Razia Richter, Senior Vice President, Supply Chain, joined PETCO in 1991 and became Senior Vice President, Supply Chain in March 2004. Ms. Richter was most recently Vice President of Southwest Store Operations. Prior to that Ms. Richter held various positions in the Company including Vice President, Inventory Management and Analytical Services; Vice President, Business Development; and Controller. Prior to joining PETCO, Ms. Richter held various accounting positions at the accounting firm KPMG LLP. She earned her CPA, and has an accounting degree from San Diego State University and an M.B.A. from the University of San Diego.

William M. Woodard, Senior Vice President, Business Development, joined PETCO in January 1991. From 1991 to 1999, Mr. Woodard served as Senior Vice President, Store Operations. From 1987 to 1990, Mr. Woodard was Vice President, Director of Marketing at J. M. Jones, Inc., a wholesale division of SuperValu Stores, Inc. From 1970 to 1987, Mr. Woodard was employed by Safeway Stores, Inc., a grocery retailer, in a number of positions including Retail Operations Manager and Marketing Operations Manager. Mr. Woodard holds an administrative management degree from North Texas State University and an M.B.A. in marketing from the University of Southern California.

Executive Compensation

The following table sets forth information with respect to compensation awarded to, earned by or paid to each person who served as the Company’s Chief Executive Officer or was one of the Company’s four other most highly compensated executive officers during the fiscal year ended January 31, 2004. These officers are referred to as the named executive officers.

Summary Compensation Table

Long-term Compensation Awards
	Fiscal Year	Fiscal Year Compensation		Other Annual Compensation(5)	Number of Securities Underlying Options	All Other Compensation
Name and Principal Position(s)		Salary	Bonus
Brian K. Devine (1) Chairman	2003 2002 2001	$730,000 700,000 625,000	$1,038,790 913,678 1,255,458	$54,645 90,707 —	100,000 — 129,056	$48,832 58,659 53,861	(6) (7) (8)

Bruce C. Hall (2) President and Chief Operating Officer	2003 2002 2001	400,000 390,000 350,000	455,360 407,239 562,445	73,019 — —	50,000 — 25,820	26,102 26,169 27,885	(6) (7) (8)

James M. Myers (3) Chief Executive Officer	2003 2002 2001	365,000 350,000 300,000	415,516 365,471 482,096	— 70,465 —	50,000 — 25,816	21,123 24,336 18,999	(6) (7) (8)

Robert E. Brann Senior Vice President, Merchandising	2003 2002 2001	320,000 310,000 290,000	227,680 202,314 291,126	— — —	25,000 — 12,908	16,474 18,474 5,729	(6) (7) (8)

Keith G. Martin (4) Senior Vice President, Operations	2003 2002 2001	320,000 310,000 167,308	227,680 202,314 109,505	— — —	25,000 — 400,000	9,291 13,275 3,994	(6) (7) (8)

(1)	Mr. Devine also served as the Company’s President and Chief Executive Officer until March 2004.
(2)	Mr. Hall became the Company’s President in March 2004. Prior to that time, he served as an Executive Vice President.
(3)	Mr. Myers became the Company’s Chief Executive Officer in March 2004. Prior to that time, he served as an Executive Vice President and as the Company’s Chief Financial Officer.
(4)	Mr. Martin joined PETCO in July 2001.
(5)	Represents the Company’s reimbursement of tax consulting, medical, automobile and other expenses.
(6)	Includes (A) $41,308, $21,200, $19,413, $13,852 and $6,669, representing the Company’s allocation to defined contribution plans for Messrs. Devine, Hall, Myers, Brann and Martin, respectively, and (B) $7,524, $4,902, $1,710, $2,622 and $2,622, representing the Company’s payment of premiums on term life insurance for Messrs. Devine, Hall, Myers, Brann and Martin, respectively.
(7)	Includes (A) $51,135, $21,267, $22,626, $15,852 and $10,727, representing the Company’s allocation to defined contribution plans for Messrs. Devine, Hall, Myers, Brann and Martin, respectively, and (B) $7,524, $4,902, $1,710, $2,622 and $2,548, representing the Company’s payment of premiums on term life insurance for Messrs. Devine, Hall, Myers, Brann and Martin, respectively.
(8)	Includes (A) $48,801, $22,825, $17,822, $3,102 and $3,288, representing the Company’s allocation to defined contribution plans for Messrs. Devine, Hall, Myers, Brann and Martin, respectively, and (B) $5,060, $5,060, $1,177, $2,627, and $706 representing the Company’s payment of premiums on term life insurance for Messrs. Devine, Hall, Myers, Brann and Martin, respectively.

Option Grants in Last Fiscal Year

	Individual Grants
	Number of Securities Underlying Options Granted (#)	Percent of Total Options Granted to Employees in Fiscal Year (%)	Exercise or Base Price ($/sh)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation For Option Term (1)
Name					5%	10%
Brian K. Devine	100,000	9.1	$16.959	3/12/13	$1,066,542	$2,702,828
Bruce C. Hall	50,000	4.5	16.959	3/12/13	533,271	1,351,414
James M. Myers	50,000	4.5	16.959	3/12/13	533,271	1,351,414
Robert E. Brann	25,000	2.3	16.959	3/12/13	266,636	675,707
Keith G. Martin	25,000	2.3	16.959	3/12/13	266,636	675,707

(1)	These columns show the hypothetical gains of the options granted based on assumed annual compound stock price appreciation rates of 5% and 10% over the full ten-year terms of the options. The 5% and 10% assumed rates are specified in the rules of the SEC and do not represent PETCO’s estimated or projected future prices of its common stock. The assumed annual rates of stock price appreciation of 5% and 10% would result in the price of PETCO’s common stock increasing to approximately $27.62 and $43.98, respectively, over the ten-year term of the options.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table sets forth, for each of the named executive officers, information regarding the exercise of stock options to purchase shares of the Company’s common stock during the fiscal year ended January 31, 2004, the number of shares of common stock underlying stock options held at fiscal year end and the value of options held at fiscal year end.

Name	Shares Acquired on Exercise	Value Realized(1)	Number of Securities Underlying Unexercised Options at Fiscal Year-End		Value of Unexercised In-the-Money Options at Fiscal Year-End
			Exercisable	Unexercisable	Exercisable(2)	Unexercisable
Brian K. Devine	—	—	—	100,000	—	$1,469,100
Bruce C. Hall	—	—	—	50,000	—	734,550
James M. Myers	—	—	—	50,000	—	734,550
Robert E. Brann	8,000	$250,904	102,953	25,000	$3,190,251	367,275
Keith G. Martin	3,333	104,973	266,700	25,000	8,279,702	367,275

(1)	The value realized on exercise of an option was calculated based on the closing price of the Company’s common stock on the NASDAQ National Market on the date of exercise (fair market value) minus the applicable per share exercise price.
(2)	The dollar values have been calculated by determining the difference between the fair market value of the shares underlying the options at January 31, 2004 and the exercise price of the options.

Equity Compensation Plan Information

The following table sets forth certain equity compensation plan information for PETCO as of January 31, 2004:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,157,653	$13.76	787,329	(1)
Equity compensation plans not approved by security holders	—	—	—

Total	2,157,653	$13.76	787,329

(1)	Includes shares of our common stock reserved for issuance under the 1994 Stock Option Plan and the 2002 Incentive Award Plan of PETCO Animal Supplies, Inc. (the “Incentive Plan”). A maximum of 1,170,756 shares of our common stock was initially reserved for issuance under the Incentive Plan, including (a) up to 1,115,006 shares of our common stock issuable upon the exercise of options or other awards generally granted under the Incentive Plan and (b) up to 55,750 shares of our common stock issuable upon the exercise of options to be automatically granted to our independent directors. The maximum number of shares of our common stock issuable under the Incentive Plan automatically increases on March 1 of each year during the term of the Incentive Plan by (x) an amount equal to 2.0% of the total number of issued and outstanding shares of our common stock outstanding as of the last day of the fiscal year immediately preceding such March 1 with respect to awards generally and (y) an amount equal to 0.1% of the total number of issued and outstanding shares of our common stock outstanding as of the last day of the fiscal year immediately preceding such March 1 with respect to options to be automatically granted to our independent directors. The maximum number of shares of common stock that may be issued as incentive stock options under the Incentive Plan will not exceed 10,000,000 shares.

Compensation Plans

1994 Stock Option Plan. In 1994, the Company adopted and its stockholders approved the 1994 Stock Option and Restricted Stock Plan for Executive and Key Employees of PETCO Animal Supplies, Inc (“1994 Company Plan”). The 1994 plan provides for the granting of stock options, stock appreciation rights or restricted stock with respect to shares of common stock to executives and other key employees. Stock options are exercisable for up to ten years following the date of grant.

During fiscal 2000, in connection with the merger and recapitalization transaction, the Company adopted and its stockholders approved an amendment and restatement of the 1994 plan. Pursuant to this amendment and restatement, the total number of shares available for issuance under the plan was reset at 2,620,992 shares. As of April 23, 2004, options to purchase 541,953 shares of common stock were outstanding under the 1994 plan at a weighted average exercise price of approximately $1.10 per share. No further grants will be made from the 1994 plan. Upon the completion of its initial public offering, the Company made all unvested options outstanding under the 1994 plan fully exercisable. Under certain circumstances, the Company will have the right to repurchase a portion of these options, as well as a portion of the shares acquired upon exercise of the options, pursuant to the terms of the Company’s securityholders agreement. See “Certain Relationships and Related Transactions—Securityholders Agreement.”

2002 Incentive Award Plan. The Company’s board of directors and stockholders have adopted the 2002 Incentive Award Plan of PETCO Animal Supplies, Inc., which is referred to as the Incentive Plan. The principal purpose of the Incentive Plan is to attract, retain and motivate selected officers, employees, consultants and directors through the granting of stock-based compensation awards. The Incentive Plan provides for a variety of awards, including non-qualified stock options, incentive stock options (within the meaning of Section 422 of the Code), stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments, and other stock-related benefits. Generally, the aggregate share limit under the Incentive Plan is equal to the sum of (1) 1,115,006 shares of common stock, plus (2) on March 1 of each year during the term of the Incentive Plan commencing on March 1, 2003, a number of shares of common stock equal to 2.0% of the total number of issued and outstanding shares of common stock outstanding as of the last day of the fiscal year immediately preceding such March 1. With respect to grants under the Incentive Plan to the Company’s independent directors, the aggregate share limit under the Incentive Plan is equal to the sum of (1) 55,750 shares of common stock, plus (2) on March 1 of each year during the term of the Incentive Plan commencing on March 1, 2003, a number of shares of common stock equal to 0.1% of the total number of issued and outstanding shares of common stock as of the last day of the fiscal year immediately preceding such March 1. The maximum number of shares of common stock that may be issued as incentive stock options under the Incentive Plan will not exceed 10,000,000 shares. The maximum number of shares which may be subject to awards granted under the Incentive Plan to any individual in any calendar year cannot exceed 500,000. As of April 23, 2004, options to purchase 2,858,800 shares of common stock were outstanding under the Incentive Plan at a weighted average exercise price of $25.10 per share, and 663,386 shares remained available for future grant under the Incentive Plan.

A committee of independent directors administers grants to employees and consultants. Each independent director who serves on the committee that administers the Incentive Plan must also be a “non-employee director” for purposes of Rule 16b-3 under the Exchange Act and an “outside director” under Section 162(m) of the Code. The full board administers the Incentive Plan with respect to options granted to independent directors.

The Incentive Plan provides that the committee has the authority to (1) select the employees and consultants to whom awards are to be made, (2) determine the number of shares to be issued to recipients of awards and the terms and conditions of the awards and (3) make all other determinations and to take all other actions necessary or advisable for the administration of the Incentive Plan with respect to employees or consultants.

The Incentive Plan also provides that at certain times the Company’s independent directors will automatically be granted options to purchase shares of the Company’s common stock. All options granted to independent directors will have an exercise price per share equal to the fair market value of a share of common stock as of the date of grant and all such options shall be fully exercisable as of the date of grant. Each individual who was an independent director at the time of the Company’s initial public offering was granted an option to purchase 15,000 shares of common stock at the time of the initial public offering and, provided he or she is serving on the board of directors as an independent director at the time, will be granted an option to purchase an additional 3,000 shares of common stock on each anniversary of the initial public offering during the term of the Incentive Plan. Independent directors who are initially elected or appointed to the board of directors following the Company’s initial public offering will be granted an option to purchase 15,000 shares of common stock on the date of such initial election or appointment and, provided he or she is serving on the board of directors as an independent director at the time, will be granted an option to purchase an additional 3,000 shares of common stock on each anniversary of the date of such initial election or appointment during the term of the Incentive Plan.

The committee or, in the case of options issued to independent directors, the entire board, is authorized to adopt, amend and rescind rules relating to the administration of the Incentive Plan, and to amend, suspend and terminate the Incentive Plan. The Company has attempted to structure the Incentive Plan in a manner such that remuneration attributable to stock options and other awards will not be subject to the deduction limitation contained in Section 162(m) of the Code.

401 (k) plan. The Company has a tax-qualified employee savings and retirement plan, or 401(k) plan, covering all of the Company’s eligible full-time employees. The Company adopted the 401(k) plan effective January 1992, and amended and restated the 401(k) plan effective January 1997. Pursuant to the 401(k) plan, participants may elect to contribute, through salary reductions, up to the greater of 20% of their annual compensation or the maximum annual contribution permitted under the Code. Effective April 1, 1998, the Company adopted a matching provision for 50% of the first 6% of compensation that is contributed by each participating employee. The 401(k) plan is designed to qualify under Section 401 of the Code, so that contributions by employees or by the Company to the 401(k) plan, and income earned on plan contributions, are not taxable to employees until withdrawn from the 401(k) plan, and so that contributions by the Company, if any, will be deductible by the Company when made. The trustee under the 401(k) plan, at the direction of each participant, invests the assets of the 401(k) plan in any of the investment options under the 401(k) plan.

Deferred Compensation Plan. The Company has established a non-qualified deferred compensation plan for executives. The deferred compensation plan allows employees to defer compensation up to certain specified levels. Under the deferred compensation plan, the Company matches specified percentages of the compensation that is contributed by each participating employee.

Flexible Benefit Plan. The Company maintains the Flexible Benefit Plan of PETCO Animal Supplies, Inc. which provides certain health and welfare benefits for the Company’s employees.

Bonus Plan. In March 2003, our board of directors established the PETCO Animal Supplies, Inc. Executive Incentive Bonus Plan, a performance-based incentive plan under which our executive officers are eligible to receive bonus payments. The bonus plan was approved by our stockholders in June 2003. The purpose of the bonus plan is to motivate and reward executives of the Company to produce results that increase stockholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives. The Company believes that the bonuses payable by the Company under the bonus plan to its executive officers will be fully deductible for federal income tax purposes. Each of our executive officers who are subject to Section 16(a) of the Exchange Act are eligible to participate in the bonus plan. For fiscal 2003, based on the Company’s performance and a formula established by the compensation committee pursuant to the bonus plan, the named executive officers received the bonuses specified in the table under the caption “Executive Compensation and Other Information—Executive Compensation—Summary Compensation Table,” Frederick W. Major received a bonus of $156,530, Janet D. Mitchell received a bonus of $177,875 and William M. Woodard received a bonus of $195,663. For fiscal 2004, the executive officers listed under the caption

“Executive Compensation and Other Information—Executive Officers” above are eligible to receive bonus awards under the bonus plan. Pursuant to the bonus plan, the compensation committee has determined the performance targets for such executive officers for 2004 pursuant to the bonus plan and the specified levels of the performance target and the bonus award to be paid at each such specified level. Achievement of specified levels above the performance target will result in a bonus award to the executive officer in an amount equal to a pre-established fixed dollar amount or a fixed percentage of the executive officer’s annual base salary as in effect as of the last day of 2004, determined in the discretion of the compensation committee, up to a maximum bonus of $5,000,000.

Employment Agreements

The Company has employment agreements with Messrs. Devine, Myers and Hall.

Brian K. Devine. The Company has an employment agreement with Mr. Devine, the Chairman of the Company’s Board of Directors and the former President and Chief Executive Officer of the Company, for a term of three years. This term is continually extended until the Company gives Mr. Devine notice that it no longer wishes to extend the term. The employment agreement also provides for Mr. Devine to receive a minimum annual base salary subject to annual increase, and to participate in a bonus plan.

Mr. Devine’s employment agreement provides for customary employment benefits, including, among others, group life, medical, disability and other benefits provided to the Company’s executives. In addition, Mr. Devine is entitled to various perquisites that will not exceed $100,000 per year. The employment agreement additionally entitles Mr. Devine to keep his office equipment and his company car for nominal consideration upon completion of his employment term.

Mr. Devine’s employment agreement may be terminated by him with or without good reason (as defined in the employment agreement), or by the Company with or without cause (as defined in the employment agreement), pursuant to customary termination provisions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Devine will be entitled to: (1) his base salary for a period of either 18 or 36 months; (2) an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or three times his average annual bonus for the three years immediately preceding his termination; (3) participate in the Company’s supplemental executive retirement program; (4) the immediate vesting of, or lapse of restrictions upon, all equity interests in the Company held by Mr. Devine at the time of termination; (5) the immediate lapse of the Company’s call option granted under the terms of the stockholders agreement on all equity interests in the Company held by Mr. Devine at the time of termination; and (6) additional tax gross-up payments in the amount of any excise tax imposed upon Mr. Devine in connection with the foregoing.

In connection with Mr. Devine’s employment agreement, the Company entered into a consulting agreement and supplemental executive retirement program with Mr. Devine. Subject to certain exceptions, the consulting agreement allows the Company to obtain Mr. Devine’s services for up to ten hours per week for a period of ten years following the end of Mr. Devine’s full-time employment with the Company. Under the consulting agreement, the Company will pay Mr. Devine 25% of his final base salary immediately preceding his termination of full-time employment with the Company. Under the supplemental executive retirement program, the Company will pay Mr. Devine 25% of his final base salary for the first ten years following the end of his employment with the Company and 50% of his final base salary for the next ten years or upon the earlier death or disability of Mr. Devine. All payments under the supplemental executive retirement program will be reduced by any other qualified retirement plan payments payable to Mr. Devine other than under his 401(k) plan.

Bruce C. Hall. The Company has an employment agreement with Mr. Hall, the Company’s President and Chief Operating Officer of the Company, for a term of three years. This term is continually extended until the Company gives Mr. Hall notice that it no longer wishes to extend the term. The employment agreement also provides for Mr. Hall to receive a minimum annual base salary subject to annual increase, and to participate in a bonus plan. The provisions of Mr. Hall’s employment agreement are substantially the same as those of Mr. Devine outlined above with the following exceptions: (1) Mr. Hall is currently entitled to various perquisites that will not exceed $50,000 per year; and (2) Mr. Hall will not be entitled to participate in the Company’s supplemental executive retirement program upon termination.

Mr. Hall’s employment agreement includes customary termination provisions which are substantially the same as those of Mr. Devine outlined above, with the following exceptions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Hall will be entitled to his base salary for a period of either nine or 18 months, and an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or one-and-a-half times his average annual bonus for the three years immediately preceding his termination.

James M. Myers. The Company has an employment agreement with Mr. Myers, the Company’s Chief Executive Officer of the Company, for a term of three years. This term is continually extended until the Company gives Mr. Myers notice that it no longer wishes to extend the term. The employment agreement also provides for Mr. Myers to receive a minimum annual base salary subject to annual increase, and to participate in a bonus plan. The provisions of Mr. Myers’ employment agreement are substantially the same as those of Mr. Devine outlined above with the following exceptions: (1) Mr. Myers is currently entitled to various perquisites that will not exceed $50,000 per year; and (2) Mr. Myers will not be entitled to participate in the Company’s supplemental executive retirement program upon termination.

Mr. Myers’ employment agreement includes customary termination provisions which are substantially the same as those of Mr. Devine outlined above, with the following exceptions. Depending upon the circumstances of his termination, including termination following a change of control, Mr. Myers will be entitled to his base salary for a period of either nine or 18 months, and an amount equal to either his highest bonus for a single fiscal year in the five fiscal years immediately preceding his termination or one-and-a-half times his average annual bonus for the three years immediately preceding his termination.

Retention Agreements

The Company has retention agreements with each of its senior officers, other than Messrs. Devine, Hall and Myers which require the Company, among other things, to provide severance benefits to each officer upon termination of the officer’s employment by the Company without cause or by the officer for good reason if the termination is in connection with, or within one year after, the occurrence of a change of control of the Company. These benefits consist of (1) continuation of base salary and benefits for up to 12 months following termination of the officer, and (2) a lump-sum payment, payable upon termination, in an amount equal to the bonus that the officer would have received if the officer had been employed during the 12 months following termination. In addition, in the event of a change in control, all of the officers’ rights to exercise options held by the officer at the time of the change in control will vest and become immediately exercisable.

Compensation Committee Interlocks and Insider Participation

None of the Company’s executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on the Company’s board of directors or compensation committee. None of the members of the Company’s compensation committee at any time has been one of the Company’s officers or employees.

COMPENSATION COMMITTEE REPORT

The following is a report of the compensation committee of the board of directors describing the compensation policies applicable to the Company’s executive officers during the fiscal year ended January 31, 2004. In fiscal 2003, the compensation committee consisted of Messrs. Danhakl, Day, Duddles and Price and the compensation committee also had an independent subcommittee, consisting of Messrs. Day and Duddles, that administered the Incentive Plan and the bonus plan. In April 2004, the compensation committee was reconstituted and now consists of Messrs. Appel, Day and Duddles, and the independent subcommittee was dissolved. Each of Messrs. Appel, Day and Duddles is a “non-employee director” within the meaning of Rule 16b-3 under the Exchange Act and an “outside director” within the meaning of Section 162(m) of the Code.

The committee is responsible for establishing and monitoring the general compensation policies and compensation plans of the Company, as well as the specific compensation levels for executive officers, and for administering the Incentive Plan and the bonus plan. Executive officers who also are directors have not participated in deliberations or decisions involving their own compensation.

Compensation Policy and Philosophy

Under the supervision of the committee, the Company’s compensation policy is designed to attract, motivate and retain qualified key executives critical to the Company’s growth. It is the objective of the Company to have a portion of each executive officer’s compensation dependent upon the Company’s performance as well as upon the executive officer’s individual performance. The committee considers the total compensation of each executive officer in establishing each element of compensation. All incentive compensation plans are reviewed periodically to ensure they meet the current strategies and needs of the Company. The summary below describes in more detail the factors that the committee considers in establishing the primary components of the compensation package provided to the executive officers.

Base Salary. Base salaries for executive officers are established on the basis of the individual’s qualifications and relevant experience, their contribution and performance, and the compensation levels of executive officers at similar companies, subject to the requirements of any employment agreement to which an executive officer is a party. Base salaries are generally set at or slightly above the median level in the Company’s industry, and are reviewed annually.

Annual Cash Bonuses. The committee believes that a substantial portion of the annual compensation of each executive officer should be in the form of incentive pay to motivate and reward executive officers of the Company to produce results that increase stockholder value and to encourage individual and team behavior that helps the Company achieve both short and long-term corporate objectives. The annual incentive component of pay is at risk and tied to specific performance measures. The committee establishes the annual incentive opportunity for each executive officer in relation to his or her base salary. An executive officer’s bonus may be above or below his or her target incentive opportunity, depending on the level of overall performance. An executive officer’s annual incentive pay may be determined in accordance with the bonus plan, as more fully described above, in which case the committee that administers the bonus plan will determine the executive officer’s annual incentive pay in accordance with the bonus plan.

Performance objectives for fiscal 2003 were based primarily on financial results, thus establishing a direct link between executive pay and Company performance. In fiscal 2003, the Company’s performance met the objectives set by the committee, resulting in an increase in each of the executive officer’s base salary, and cash incentive awards that were commensurate with such performance and consistent with prior years.

Long-Term Incentives. The Company’s long-term incentives will be primarily in the form of stock option awards. In addition, the Company’s Incentive Plan provides for a number of other stock-based compensation awards, including stock appreciation rights, restricted stock, deferred stock, dividend equivalents, performance awards, stock payments and other stock-related benefits. The objective of these awards is to align closely executive interests with the longer term interests of stockholders. These awards, which are at risk and dependent on the creation of incremental stockholder value, represent a significant portion of the total compensation opportunity provided for the executive officers. Award sizes are based on individual performance, level of responsibility and the executive officer’s potential to make significant contributions to the Company. Long-term incentives granted in prior years are also taken into consideration. During fiscal 2003, stock options for 340,000 shares of common stock were granted to the Company’s executive officers.

Compensation for the Chief Executive Officer

The committee believes that the total compensation of the Chief Executive Officer is largely based upon the same policies and criteria used for other executive officers of the Company, as well as chief executive officers at comparable companies. Accordingly, each year the committee reviews Mr. Devine’s compensation arrangement, his individual performance and contributions to the Company during the fiscal year under review, the Company’s performance, and the major accomplishments and reported base salary information for the chief executive officers at comparable companies. Based on these factors, and consistent with the terms of Mr. Devine’s employment agreement, in fiscal 2003 the committee determined that Mr. Devine would receive a base salary of $730,000 and a bonus of $1,038,790. Mr. Devine was granted 100,000 options during fiscal 2003 under the Incentive Plan. The committee believes that the Company’s and Mr. Devine’s performance in fiscal 2003 met the objectives set by the committee, and that Mr. Devine’s compensation, including salary and bonus, is at a level competitive with chief executive officer compensation at comparable companies.

Internal Revenue Code Section 162 (m)

Section 162(m) of the Code generally limits the tax deductions a public corporation may take for compensation paid to its named executive officers to $1 million per executive per year. It is the current policy of the Compensation Committee to maximize, to the extent reasonably possible, the Company’s ability to obtain a corporate tax deduction for compensation paid to our named executive officers to the extent consistent with the best interests of the Company and its shareholders.

COMPENSATION COMMITTEE

David B. Appel

Julian C. Day

Charles W. Duddles

PERFORMANCE GRAPH

The following graph compares the cumulative total stockholder return on the Company’s common stock since February 22, 2002 (the date on which the Company completed the initial public offering of its common stock) to the cumulative return over such period of the Standard & Poor’s (“S&P”) Industry Group Index(l) and the S&P 500 Index(2). The graph assumes that $100 was invested in the Company’s common stock and in each of the comparative indices on February 22, 2002, and the reinvestment of any dividends. The stock price performance on the following graph is not necessarily indicative of future stock price performance.

	02/22/02	05/04/02	08/03/02	11/02/02	02/01/03	1/31/04
PETCO Animal Supplies, Inc.	100.00	124.50	84.81	123.75	105.05	158.25
S&P Industry Group Index	100.00	108.04	87.04	91.76	84.91	115.77
S&P 500 Index	100.00	97.47	82.85	80.88	78.50	105.63

(1)	The S&P Industry Group Index was prepared by CoreData Financial Information and includes selected specialty store retailers.
(2)	The S&P 500 Index was prepared by CoreData Financial Information and includes a representative sample of leading companies in leading industries.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Stockholders Agreement

The Company is a party to an amended and restated stockholders agreement with an affiliate of Leonard Green & Partners, L.P., which we refer to as Leonard Green, TPG Partners III, L.P. and its affiliates, which we refer to collectively as Texas Pacific Group, and certain directors and officers of the Company. Some of the parties to the amended and restated stockholders agreement, including Leonard Green and Texas Pacific Group, may demand that the Company file a registration statement under the Securities Act of 1933, as amended (the “Securities Act”), covering some or all of the stockholder’s registrable securities. In addition, if the Company proposes to register any of its equity securities under the Securities Act, other than in connection with a demand registration or other excluded registration, these stockholders may require the Company to include all or a portion of their registrable securities in the registration and in any related underwriting. In an underwritten offering, the managing underwriter, if any, has the right, subject to specified conditions, to limit the number of registrable securities. In general, the Company will bear all fees, costs and expenses of registrations, other than underwriting discounts and commissions.

Securityholders Agreement

The Company is a party to an amended and restated securityholders agreement with various holders of the Company’s securities, including several executive officers of the Company. Under the terms of the amended and restated securityholders agreement, the Company has the right to purchase shares held by an employee who is a party to the securityholders agreement upon that employee voluntarily terminating employment with the Company. The shares subject to this purchase right decrease in two or three equal annual installments, based on the employee’s term of employment with the Company.

Indebtedness of Officers

In January 2002, the Company made loans to Frederick W. Major, the Company’s Senior Vice President, Information Systems, and Razia Richter, the Company’s Senior Vice President, Supply Chain, in the aggregate principal amounts of $85,171 and $71,472, respectively. The Company made these loans to Mr. Major and Ms. Richter to fund the exercise of vested stock options and to pay certain taxes in connection with the exercise of these options. These loans are evidenced by secured promissory notes which mature on January 11, 2005 and bear interest at the rate of 6.00%, compounded annually, and are payable at maturity. As of April 23, 2004, the outstanding balance of Mr. Major and Ms. Richter’s loans were $39,220 and $37,124, respectively, inclusive of accrued interest.

As of July 30, 2002, the Company no longer makes new loans, and will not make any material modification (as construed under the Sarbanes-Oxley Act of 2002) to any existing loans, to any of the Company’s executive officers or directors.

INDEPENDENT AUDITORS

The audit committee of the board of directors has selected KPMG LLP as the Company’s independent auditors for the fiscal year ending January 29, 2005. Representatives of KPMG LLP are expected to be present at the annual meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

Audit Fees. The aggregate audit fees billed by KPMG LLP for the audit of the Company’s financial statements for the fiscal year ended January 31, 2004 and for the review of the Company’s interim fiscal 2003 financial statements were $502,975. Aggregate audit fees billed by KPMG LLP for the audit of the Company’s financial statements for the fiscal year ended February 1, 2003 and for the review of the Company’s interim fiscal 2002 financial statements were $657,200.

Audit-Related Fees. The aggregate audit-related fees billed by KPMG LLP during the fiscal year ended January 31, 2004 were $24,750, which pertained to the audit of the Company’s 401(k) plan. The aggregate audit-related fees billed by KPMG LLP during the fiscal year ended February 1, 2003 were $14,750, which pertained to the audit of the Company’s 401(k) plan.

Tax Fees. The aggregate fees billed by KPMG LLP for professional tax services during the fiscal year ended January 31, 2004 were $397,097, which primarily pertained to advice on tax accounting methods, advice on certain costs related to the Company’s initial public offering, and professional tax compliance services. The aggregate fees billed by KPMG LLP for professional tax services during the fiscal year ended February 1, 2003 were $298,043, which pertained to tax planning for certain costs related to the Company’s initial public offering, tax planning for the acquisition of certain assets, and professional compliance services.

All Other Fees. There were no other fees billed by KPMG LLP for any other services during the fiscal years ended January 31, 2004 and February 1, 2003.

Audit Committee Policies and Procedures for Pre-Approval of Audit and Permissible Non-Audit Services. Except as permitted under the de minimus exception for non-audit services described in Section 10A(i)(l)(B) of the Exchange Act and any rules of the Securities and Exchange Commission thereunder, the audit committee will pre-approve the hiring or retention of the independent auditors for any audit-related services or permitted non-audit services, and will approve the fees to be paid to the independent auditors and any other terms of the engagement of the independent auditors. All of the audit related fees and tax fees billed by KMPG LLP during the fiscal years ended January 31, 2004 and February 1, 2003 were pre-approved by the audit committee pursuant to this policy. The audit committee may delegate to one or more designated members of the audit committee the authority to grant the required pre-approvals, provided that such approvals are presented to the audit committee at a subsequent meeting.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file.

To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended January 31, 2004, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with.

GENERAL

Stockholder Proposals for 2005 Proxy Statement

Proposals of stockholders intended to be presented at the Company’s Annual Meeting of Stockholders to be held in 2005 must be received by the Company no later than January 3, 2005 in order to be included in the Company’s proxy statement and form of proxy relating to that meeting. These proposals must comply with the requirements as to form and substance established by the Securities and Exchange Commission for such proposals in order to be included in the proxy statement. Under the Company’s Amended and Restated Bylaws, a stockholder who wishes to make a proposal at the 2005 Annual Meeting without including the proposal in the Company’s proxy statement and form of proxy relating to that meeting must notify the Company no earlier than February 3, 2005 and no later than March 5, 2005 unless the date of the 2005 annual meeting of stockholders is more than 30 days before or more than 70 days after the one-year anniversary of the 2004 annual meeting. If the stockholder fails to give notice by this date, then the persons named as proxies in the proxies solicited by the board of directors for the 2005 Annual Meeting may exercise discretionary voting power regarding any such proposal. Proposals should be submitted to the Corporate Secretary of PETCO, addressed as follows: PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121, Attention: Darragh J. Davis, Corporate Secretary.

Fiscal Year 2003 Annual Report

The Company’s Annual Report to Stockholders for the fiscal year ended January 31, 2004 is being mailed to all stockholders of record with this proxy statement. The Annual Report does not constitute, and should not be considered, a part of this proxy solicitation material.

A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2004, previously filed with the Securities and Exchange Commission, is available without charge upon written request to: Investor Relations, PETCO Animal Supplies, Inc., 9125 Rehco Road, San Diego, California 92121.

OTHER MATTERS

The board of directors knows of no other matters that will be presented for consideration at the annual meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

By Order of the Board of Directors,

Darragh J. Davis

Corporate Secretary

May 3, 2004

Appendix A

PETCO Animal Supplies, Inc.

Audit Committee Charter

This Audit Committee Charter (this “Charter”) was adopted by the Board of Directors (the “Board”) of PETCO Animal Supplies, Inc. (the “Company”) on March 10, 2004.

I. Audit Committee Purpose

The Audit Committee is appointed by the Board to assist the Board in fulfilling its oversight responsibilities. The Audit Committee’s primary duties and responsibilities are to:

•	Monitor the integrity of the Company’s financial reporting process, systems of internal controls related to finance, accounting and legal compliance, and the Code of Ethics;

•	Monitor the independence and performance of the Company’s independent auditors; and

•	Provide an avenue of communication among independent auditors, internal auditors, management and the Board.

The Audit Committee has direct access to the independent auditors, internal auditors and to any personnel within the Company it deems appropriate from time to time. The Audit Committee has the authority to retain, at the Company’s expense, special legal, accounting, or other consultants or experts it deems necessary in the performance of its duties.

The Audit Committee’s responsibility is limited to oversight. Although the Audit Committee has the responsibilities set forth in this Charter, it is not the responsibility of the Audit Committee to plan or conduct audits or to determine that the Company’s financial statements and disclosure are complete and accurate and are in accordance with generally accepted accounting principles (“GAAP”) and applicable laws, rules and regulations. These are the responsibilities of management and the independent auditors.

Further, auditing literature, particularly Statement of Accounting Standards No. 71, defines the term “review” to include a particular set of required procedures to be undertaken by independent auditors. The members of the Audit Committee are not independent auditors, and the term “review” as used in this Charter is not intended to have that meaning and should not be interpreted to suggest that the Audit Committee members can or should follow the procedures required of auditors performing reviews of financial statements.

II. Audit Committee Composition and Meetings

Audit Committee members shall meet the requirements, including the independence standards, of The NASDAQ Stock Market (“NASDAQ”), the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations of the Securities and Exchange Commission (“SEC”). The Audit Committee shall be comprised of three or more independent, non-employee directors, each of whom shall be appointed by the Board and serve at the discretion of the Board. Each Committee member must be able to read and understand fundamental financial statements, including a company’s balance sheet, income statement, and cash flow statement. At least one Audit Committee member must be an “audit committee financial expert,” in accordance with the requirements of NASDAQ and the definition adopted by the SEC.

1.	The Audit Committee shall meet at least once during each fiscal quarter, with authority to convene additional meetings as circumstances require.

2.	The Audit Committee members shall appoint a chair of the Audit Committee (the “Chair”).

3.	The Chair shall prepare and / or approve an agenda in advance of each meeting.

4.	The Audit Committee shall have the authority to establish its own rules and procedures consistent with the bylaws of the Company for notice and conduct of its meetings should the Audit Committee, in its discretion, deem it desirable to do so.

5.	The Audit Committee shall meet privately in executive session periodically with each of management, the independent auditors, internal auditors, and as a committee to discuss any matters that the Audit Committee or each of these groups believe should be discussed.

6.	The Audit Committee may include in its meetings members of the Company’s financial management, other financial personnel employed or retained by the Company and any other persons whose presence the Audit Committee believes to be necessary or appropriate.

7.	The Audit Committee will make itself available to the independent auditors as required, to discuss any significant findings based upon the auditors’ quarterly review procedures. The Audit Committee will expect the independent auditors to communicate to the Chair in the event of the need for such a meeting.

III. Audit Committee Responsibilities and Duties

Review Procedures:

1.	The Audit Committee shall review and reassess the adequacy of this Charter at least annually, submit any recommended changes to the Board for its consideration and have the Charter published in accordance with SEC regulations.

2.	The Audit Committee shall review and discuss with management the Company’s annual audited financial statements and Form 10-K prior to filing. Based on such review and discussion, and based on the disclosures received from and discussions with the independent auditors regarding their independence and other matters required by this Charter to be discussed with the independent auditors, the Audit Committee shall determine whether to recommend to the Board that the audited financial statements be included in the Form 10-K for the fiscal year subject to the audit.

3.	Periodically, the Audit Committee shall consider the integrity of the Company’s financial reporting processes and controls.

4.	The Audit Committee shall review and consider significant findings prepared by the independent auditors together with management’s responses.

5.	The Audit Committee shall review with management and the independent auditors any significant matters identified as a result of the independent auditors’ interim review procedures prior to the filing of each Form 10-Q.

6.	If communicated by the independent auditors, the Audit Committee shall discuss any significant changes to the Company’s accounting principles and any items required to be communicated by the independent auditors in accordance with Statement of Auditing Standards No. 61.

Independent Auditors:

7.

The independent auditors are ultimately accountable to the Audit Committee and the Board. The Audit Committee shall review the performance of the auditors and annually recommend to the Board the appointment of the independent auditors or approve any discharge of auditors where circumstances warrant. The Audit Committee shall be directly responsible and have sole authority for the appointment, compensation, retention and oversight of the work of the independent auditors (including resolution of any disagreements between Company management and the independent auditors regarding financial reporting) for the purpose of preparing or issuing an audit report or related work or performing other audit, review or attest services for the Company, and the independent auditors shall report directly to the Audit Committee. The Company shall provide for appropriate funding, as determined by the Audit Committee, for payment of compensation to the independent auditors for the purpose of rendering or issuing an audit report.

8.	The Audit Committee shall receive from the independent auditors, at least annually, a written statement delineating all relationships between the independent auditors and the Company, consistent with the Independence Standards Board Standard 1. The Audit Committee shall actively engage in a dialogue with the independent auditors with respect to any disclosed relationships or services that, in the view of the Audit Committee, may impact the objectivity and independence of the independent auditors and will recommend that the Board take any appropriate action in response to the independent auditors’ report to satisfy itself of the independence of the independent auditors.

9.	Except as permitted under the de minimus exception for non-audit services described in Section 10A(i)(1)(B) of the Exchange Act and any rules of the SEC thereunder, the Audit Committee shall pre-approve the hiring or retention of the independent auditors for any audit related services (including comfort letters and statutory audits) or permitted non-audit services and shall pre-approve the fees and other significant compensation to be paid to the independent auditors and any other terms of the engagement of the independent auditors. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant the required pre-approvals, provided that such approvals are presented to the Audit Committee at a subsequent meeting. In addition, the Audit Committee may establish pre-approval mechanisms as it deems appropriate, with subsequent full ratification by the Audit Committee.

10.	The Audit Committee shall review the independent auditors’ audit plan annually, including their plan for quarterly reviews; such plan may include scope, staffing, locations, reliance upon management, general audit approach and proposed fees and will be presented for review by the independent auditors at a time specified by the Audit Committee.

11.	The Audit Committee shall confirm with the independent auditors that the independent auditors are in compliance with the partner rotation requirements established by the SEC.

12.	Prior to the release of year-end earnings, the Audit Committee will discuss the results of the audit with the independent auditors and any required communications to be made to the Audit Committee as determined by the independent auditors.

13.	The Audit Committee shall, if applicable, consider whether the independent auditors’ provision of any permitted information technology services or other non-audit services to the Company is compatible with maintaining the independence of the independent auditors.

14.	The Audit Committee shall discuss with the independent auditors the report that such auditors are required to make to the Audit Committee regarding: (A) all accounting policies and practices to be used that the independent auditors identify as critical; (B) all alternative treatments within GAAP for policies and practices related to material items that have been discussed among management and the independent auditors, including the ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditors; and (C) all other material written communications between the independent auditors and management of the Company, if any.

Internal Audit Services:

15.	The Audit Committee shall review at least annually with management and the Chief Audit Executive (CAE) the Internal Audit Services Charter and the plans, activities, staffing and organizational structure of the internal audit function.

16.	The Audit Committee will approve the appointment or termination of the CAE, ratify the annual budget for the CAE function and ratify CAE performance and compensation on an annual basis.

17.	Management shall furnish to the Audit Committee a copy of each significant audit report prepared by the CAE and any responses from management.

18.	The Audit Committee shall, at its discretion, meet with the CAE to discuss any reports prepared by the CAE or any other matters brought to their attention by the CAE.

19.	The CAE shall have unfettered access to the Audit Committee.

Other:

20.	On at least an annual basis, review with management any legal matters that could have a significant impact on the Company’s financial statements, the Company’s compliance with applicable laws and regulations and inquiries, if any, received from regulators or government agencies.

21.	The Audit Committee shall review all related party transactions on an ongoing basis and all such transactions must be approved by the Audit Committee.

22.	Provide the report required by Item 306 of Regulation S-K of the SEC.

23.	The Audit Committee shall be primarily responsible for establishing procedures for (i) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (ii) the confidential and anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters, each in accordance with Section 10A(m)(4) of the Exchange Act and the SEC rules and regulations promulgated thereunder.

24.	Maintain minutes of meetings and periodically report to the Board on significant results of the foregoing activities.

25.	Perform any other activities consistent with this Charter, the Company’s bylaws and governing law, as the Audit Committee or the Board deems necessary or appropriate.

Appendix B

NOMINATING COMMITTEE CHARTER

of the Nominating Committee

of PETCO Animal Supplies, Inc.

This Nominating Committee Charter was adopted by the Board of Directors (the “Board”) of PETCO Animal Supplies, Inc. (the “Company”) on April 19, 2004.

I. Purpose

The purpose of the Nominating Committee (the “Committee”) of the Board is to assist the Board in discharging the Board’s responsibilities regarding:

(a) the identification of qualified candidates to become Board members;

(b) the selection of nominees for election as directors at the next annual meeting of stockholders (or special meeting of stockholders at which directors are to be elected);

(c) The selection of candidates to fill any vacancies on the Board; and

(d) oversight of the evaluation of the board.

In addition to the powers and responsibilities expressly delegated to the Committee in this Charter, the Committee may exercise any other powers and carry out any other responsibilities delegated to it by the Board from time to time consistent with the Company’s bylaws. The powers and responsibilities delegated by the Board to the Committee in this Charter or otherwise shall be exercised and carried out by the Committee as it deems appropriate without requirement of Board approval, and any decision made by the Committee (including any decision to exercise or refrain from exercising any of the powers delegated to the Committee hereunder) shall be at the Committee’s sole discretion. While acting within the scope of the powers and responsibilities delegated to it, the Committee shall have and may exercise all the powers and authority of the Board. To the fullest extent permitted by law, the Committee shall have the power to determine which matters are within the scope of the powers and responsibilities delegated to it.

II. Membership

The Committee shall be composed of three or more directors, as determined by the Board, each of whom (a) satisfies the independence requirements of the NASDAQ, and (b) has experience, in the business judgment of the Board, that would be helpful in addressing the matters delegated to the Committee.

The members of the Committee, including the Chair of the Committee, shall be appointed by the Board. Committee members may be removed from the Committee, with or without cause, by the Board. Any action duly taken by the Committee shall be valid and effective, whether or not the members of the Committee at the time of such action are later determined not to have satisfied the requirements for membership provided herein.

III. Meetings and Procedures

The Chair (or in his or her absence, a member designated by the Chair) shall preside at each meeting of the Committee and set the agendas for Committee meetings. The Committee shall have the authority to establish its own rules and procedures for notice and conduct of its meetings so long as they are not inconsistent with the provisions of the Company’s bylaws that are applicable to the Committee.

The Committee shall meet on a regularly scheduled basis at least one time per year and more frequently as the Committee deems necessary or desirable.

All non-management directors who are not members of the Committee may attend and observe meetings of the Committee, but shall not participate in any discussion or deliberation unless invited to do so by the Committee, and in any event shall not be entitled to vote. The Committee may, at its discretion, include in its meetings members of the Company’s management, or any other person whose presence the Committee believes to be desirable and appropriate. Notwithstanding the foregoing, the Committee may exclude from its meetings any person it deems appropriate, including but not limited to, any non-management director who is not a member of the Committee.

The Committee may retain any independent counsel, experts or advisors that the Committee believes to be desirable and appropriate. The Committee may also use the services of the Company’s regular legal counsel or other advisors to the Company. The Company shall provide for appropriate funding, as determined by the Committee, for payment of compensation to any such persons employed by the Committee and for ordinary administrative expenses of the Committee that are necessary or appropriate in carrying out its duties. The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve such search firm’s fees and other retention terms.

The Chair shall report to the Board regarding the activities of the Committee at appropriate times and as otherwise requested by the Chairman of the Board.

IV. Duties and Responsibilities

(a) At an appropriate time prior to each annual meeting of stockholders at which directors are to be elected or reelected, the Committee shall recommend to the Board for nomination by the Board such candidates as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

(b) At an appropriate time after a vacancy arises on the Board or a director advises the Board of his or her intention to resign, the Committee shall recommend to the Board for appointment by the Board to fill such vacancy, such prospective member of the Board as the Committee, in the exercise of its judgment, has found to be well qualified and willing and available to serve.

(c) For purposes of (a) and (b) above, the Committee may consider the following criteria, among others the Committee shall deem appropriate, in recommending candidates for election to the Board:

(i) personal and professional integrity, ethics and values;

(ii) experience in corporate management, such as serving as an officer or former officer of a publicly held company, and a general understanding of marketing, finance and other elements relevant to the success of a publicly-traded company in today’s business environment;

(iii) special skills, expertise and background that add to and complement the range of skills, expertise and background of the existing directors;

(iv) experience in the Company’s industry and with relevant social policy concerns;

(v) experience as a board member of another publicly held company;

(vi) academic expertise in an area of the Company’s operations; and

(vii) practical and mature business judgment, including the ability to make independent analytical inquiries.

1.	The Committee shall, at least annually, review the performance of each current director and shall consider the results of such evaluation when determining whether or not to recommend the nomination of such director for an additional term.

2.	In appropriate circumstances, the Committee, in its discretion, shall consider and may recommend the removal of a director for cause, in accordance with the applicable provisions of the Company’s certificate of incorporation and bylaws.

3.	The Committee shall oversee the Board in the Board’s annual review of its performance (including its composition and organization), and will make appropriate recommendations to improve performance.

4.	The Committee shall develop and recommend to the Board a policy regarding the consideration of director candidates recommended by the Company’s security holders and procedures for submission by security holders of director nominee recommendations.

5.	The Committee shall evaluate its own performance on an annual basis, including its compliance with this Charter, and provide the Board with any recommendations for changes in procedures or policies governing the Committee. The Committee shall conduct such evaluation and review in such manner as it deems appropriate.

6.	The Committee shall periodically report to the Board on its findings and actions.

7.	The Committee shall review and reassess this Charter at least annually and submit any recommended changes to the Board for its consideration.

V. Delegation of Duties

In fulfilling its responsibilities, the Committee shall be entitled to delegate any or all of its responsibilities to a subcommittee of the Committee, to the extent consistent with the Company’s certificate of incorporation, bylaws, and applicable law and rules of markets in which the Company’s securities then trade.

ANNUAL MEETING OF STOCKHOLDERS OF

PETCO ANIMAL SUPPLIES, INC.

June 3, 2004

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

Please detach along perforated line and mail in the envelope provided.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE

1. Election of Directors—Election of three Class II Directors to serve for three years, until his successor is duly elected and qualified:

FOR ALL NOMINEES

WITHHOLD AUTHORITY FOR ALL NOMINEES

FOR ALL EXCEPT

(See instructions below)

NOMINEES:

O James M. Myers

O Jonathan Coslet

O Charles W. Duddles

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here:

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.

FOR AGAINST ABSTAIN

2. Approval of the Shareholder Proposal.

3. In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting and any and all adjournments or postponements thereof.

Signature of Stockholder Date: Signature of Stockholder Date:

Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

PETCO ANIMAL SUPPLIES, INC.

9125 REHCO ROAD SAN DIEGO, CALIFORNIA 92121 ANNUAL MEETING OF STOCKHOLDERS

PETCO ANIMAL SUPPLIES, INC.

JUNE 3, 2004

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS.

The undersigned hereby appoints James M. Myers and Darragh J. Davis, and each or either of them, as proxy holders with power to appoint his substitute and hereby authorizes the proxy holders to represent and vote, as designated on the reverse side of this proxy card, all the shares of Common Stock of PETCO Animal Supplies, Inc. which the undersigned is entitled to vote at the annual meeting of stockholders to be held on June 3, 2004 at 10:00 a.m. local time or any adjournment or postponement thereof, upon the matters set forth in the Notice of Annual Meeting of Stockholders dated May 3, 2004 and the attached proxy statement, copies of which have been received by the undersigned, and in their discretion upon any adjournment or postponement of the meeting.

The proxy holders are directed to vote as specified on the reverse side. Except as specified to the contrary on the reverse side, the shares represented by the proxy will be voted FOR all nominees listed and AGAINST Proposal 2. If any of the named nominees becomes unavailable prior to the annual meeting, the proxy will be voted for any substitute nominee or nominees designated by the board of directors.

(Continued and to be signed on the reverse side)

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